Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2011 Fourth Quarter and Full-Year Results

ST. LOUIS--(BUSINESS WIRE)--February 16, 2012--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer, today reported results for the 2011 fourth quarter and full year ended December 31, 2011.

Fourth Quarter Fiscal 2011 Highlights:

  Consolidated net retail sales of $117.1 million represented a 5.8% decline compared to the fourth quarter of 2010, excluding the impact of foreign currency;
  Consolidated comparable store sales declined 4.9% and included a 6.0% decline in North America and a 0.6% decline in Europe;
  Consolidated pre-tax income increased 6.3% to $9.8 million;
  Loss per share of $0.56 compared to earnings per diluted share of $0.42 in the fourth quarter of 2010. Fourth quarter net loss for 2011 included a $15.6 million non-cash income tax charge, or $0.93 per share, related to a valuation allowance against net deferred tax assets; and
  Adjusted earnings per diluted share were $0.34, compared to adjusted earnings per diluted share of $0.35 in the fourth quarter of 2010 (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)).

Fiscal Year 2011 Highlights

  Consolidated net retail sales of $387.0 million were essentially flat with fiscal 2010, excluding the impact of foreign currency;
  Consolidated comparable store sales declined 2.1% and included a 2.5% decline in North America and a 0.2% decline in Europe;
  Loss per share of $0.98 compared to earnings per diluted share of $0.01 in 2010. Net loss for 2011 included a $15.6 million non-cash income tax charge, or $0.88 per share, related to a valuation allowance against net deferred tax assets;
  Adjusted loss per share of $0.03 compared to adjusted loss per share of $0.03 in fiscal 2010 (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)); and
  Achieved cost savings of $3.0 million.

“While our annual net retail sales were essentially flat with the prior year, I am disappointed to report a decrease in our fourth quarter sales after the increases we achieved in the second and third quarters,” stated Maxine Clark, Build-A-Bear Workshop Chief Executive Bear. “Our key holiday products tied into major theatrical releases, a strategy that has been highly successful for us in the past. However, the films underperformed at the box office, which led to lower consumer demand and negatively impacted our fourth quarter sales and earnings. On a positive note, our gift card sales increased in 2011, reflecting the strength of our experience and the subsequent redemptions have been a benefit for our post-Christmas business.

“We have demonstrated that we have been able to grow our sales both in our stores and online when we have the right product, make it easy for Moms to say yes and deliver our signature Guest experience,” Ms. Clark continued. “We also continue to focus on increasing the efficiency of our business and expect to realize approximately $9 million in additional cost savings in 2012, a portion of which will offset expected product cost increases and support sales-driving marketing initiatives. We remain confident that our strategies will drive long term value for all Build-A-Bear Workshop stakeholders.”

Fiscal 2011 fourth-quarter (13 weeks ended December 31, 2011 compared to 13 weeks ended January 1, 2011):

  Total revenues were $119.1 million, compared to $125.8 million in the fiscal 2010 fourth quarter. The fourth quarter of fiscal 2011 included $1.5 million in net retail sales due to an adjustment to deferred revenue related to the loyalty program, compared to a $4.3 million adjustment in the fourth quarter of fiscal 2010. Excluding the impact of foreign exchange, total revenues declined 6.0%.
  Consolidated comparable store sales decreased 4.9%, including a 6.0% decrease in North America and a 0.6% decrease in Europe.
  Net retail sales from European operations totaled $27.0 million in the 2011 fourth quarter, compared to $25.5 million in the 2010 fourth quarter, an increase of 5.9%. Excluding the impact of foreign exchange, European operations net retail sales increased 6.2%.
  Consolidated e-commerce sales rose 3.5%, excluding the impact of foreign exchange.
  Consolidated pre-tax income of $9.8 million increased 6.3% from $9.2 million in the fiscal 2010 fourth quarter.

Fiscal 2011 full-year (52 weeks ended December 31, 2011 compared to 52 weeks ended January 1, 2011):

  Total revenues were $394.4 million compared to $401.5 million in the fiscal 2010. Fiscal 2011 included $1.5 million in net retail sales due to an adjustment to deferred revenue related to the loyalty program, compared to a $4.3 million adjustment in fiscal 2010. Fiscal 2010 total revenues included $6.4 million from non-recurring commercial transactions. Excluding the impact of foreign exchange and the non-recurring commercial transactions in fiscal 2010, total revenues declined 1.2%.
  On a consolidated basis, comparable store sales declined 2.1% and included a 2.5% decline in North America and a 0.2% decline in Europe.
  Net retail sales from European operations totaled $74.6 million in fiscal 2011, compared to $69.5 million in fiscal 2010, an increase of 7.3%. Excluding the impact of foreign exchange, European operations net retail sales increased 3.9%.
  Consolidated e-commerce sales rose 8.5%, excluding the impact of foreign exchange.
  Consolidated pre-tax loss was $2.7 million, compared to a pre-tax loss of $2.5 million in fiscal 2010.

At year end the Company operated 346 company-owned stores – 288 in North America and 58 in Europe, compared to 290 in North America and 54 in Europe at the end of fiscal 2010. In fiscal 2011, the Company’s international franchisees opened 16 stores, net of closures, finishing the year with 79 stores.

Income Tax Valuation Allowance

In the fourth quarter of 2011, the Company recorded a valuation allowance on its net deferred tax assets in the amount of $15.6 million. The non-cash charge to establish a valuation allowance does not have any impact on the Company’s consolidated operating income or cash flow, nor does such an allowance preclude the Company from using the deferred tax assets in the future. It is also important to note that the establishment of this valuation allowance does not reflect a change in the Company’s long-term outlook.

Balance Sheet

The Company ended the year with a strong balance sheet and no borrowings under its revolving credit facility. As of December 31, 2011, cash and cash equivalents totaled $46.4 million, nearly half of which was domiciled outside the U.S. Inventory at fiscal 2011 year end was $51.9 million, representing a 12.5% increase on a per square foot basis, as compared to year-end fiscal 2010.

In addition, at year end, the Company renewed its credit facility with US Bank extending the expiration date from December 31, 2012 to December 31, 2013. Availability under the line of credit remains unchanged at $40 million for the first half of each calendar year with a $50 million seasonal overline on the line of credit for the second half of each calendar year.

In 2012, the Company expects to open four to six new stores, relocate ten to fifteen stores, remodel approximately five stores in a new design and close fifteen to twenty stores in North America. The Company’s capital expenditures will be approximately $20 to $25 million in 2012, compared to capital spending of $12 million in 2011, reflecting this store activity and other investments in infrastructure. Depreciation and amortization will be approximately $22 million, compared to $24 million in 2011.

During fiscal 2011, the Company repurchased approximately 2.5 million shares of its common stock at a total cost of $15 million. At year end, the Company had $8.7 million of availability under the current stock repurchase program.

2012 Objectives

To increase long-term shareholder value, the Company expects to:

  Improve store productivity and profitability by closing fifteen to twenty stores during the year, transferring a percentage of the sales to other stores in the same markets. The Company will also reduce the square footage of select stores by relocating them within the same malls.
  Introduce a new store design to enhance the bear-making experience and drive store traffic and sales. The Company expects to open approximately five of these stores in the second half of the year.
  Increase shopping frequency by increasing new Guest traffic to its stores, specifically targeting families with children, and by refreshing its loyalty program to increase Guest retention.
  Reinforce Build-A-Bear Workshop as the top destination for gifts, capitalizing on its 15th birthday occasion to take this initiative to an entirely new level.
  Increase the Company’s global presence with the planned opening of ten to twelve additional international franchise locations, net of closures.
  Improve cost efficiencies with approximately $9 million in additional savings expected in fiscal 2012, a portion of which will offset expected product cost increases and support sales-driving marketing initiatives.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. EST today. The audio broadcast may be accessed at our investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m EST.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon EST today until midnight EST on February 23, 2012. The telephone replay is available by calling (858) 384-5517. The access code is 387275.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, Mexico and South America. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at bearville.com®. The company was named to the FORTUNE 100 Best Companies to Work For® list for the fourth year in a row in 2012. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $394.4 million in fiscal 2011. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web site at buildabear.com®.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 1, 2011, as filed with the SEC, and the following: general global economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; we may be unable to effectively manage the operations, growth and profitability of our company-owned stores; we are susceptible to disruption in our inventory flow due to our reliance on a few vendors; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may be unable to repurchase shares of our common stock at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable to operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; and poor global economic conditions could have a material adverse effect on our liquidity and capital resources. These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Unaudited Condensed Consolidated Statements of Operations (dollars in thousands, except share and per share data)

	13 Weeks Ended December 31, 2011	% of Total Revenues(1)	13 Weeks Ended January 1, 2011	% of Total Revenues(1)
Revenues:
Net retail sales	$117,112	98.3	$123,200	97.9
Commercial revenue	941	0.8	1,658	1.3
Franchise fees	1,079	0.9	931	0.7
Total revenues	119,132	100.0	125,789	100.0
Costs and expenses:
Cost of merchandise sold	66,504	56.3	67,405	54.0
Selling, general and administrative	42,714	35.9	48,863	38.8
Store preopening	156	0.1	365	0.3
Interest expense (income), net	(40)	(0.0)	(59)	(0.0)
Total costs and expenses	109,334	91.8	116,574	92.7
Income before income taxes	9,798	8.2	9,215	7.3
Income tax expense	18,787	15.8	935	0.7
Net income (loss)	$(8,989)	(7.5)	$8,280	6.6

Earnings (loss) per common share:
Basic	$(0.56)		$0.42
Diluted	$(0.56)		$0.42
Shares used in computing common per share amounts:
Basic	16,139,430		18,138,037
Diluted	16,139,430		18,178,779

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Unaudited Condensed Consolidated Statements of Operations (dollars in thousands, except share and per share data)

	52 Weeks Ended December 31, 2011	% of Total Revenues (1)	52 Weeks Ended January 1, 2011	% of Total Revenues (1)
Revenues:
Net retail sales	$387,041	98.1	$387,163	96.4
Commercial revenue	3,943	1.0	11,246	2.8
Franchise fees	3,391	0.9	3,043	0.8
Total revenues	394,375	100.0	401,452	100.0
Costs and expenses:
Cost of merchandise sold	234,227	59.9	239,556	60.1
Selling, general and administrative	162,334	41.2	163,910	40.8
Store preopening	547	0.1	708	0.2
Interest expense (income), net	(81)	(0.0)	(250)	(0.1)
Total costs and expenses	397,027	100.7	403,924	100.6
Loss before income taxes	(2,652)	(0.7)	(2,472)	(0.6)
Income tax expense (benefit)	14,410	3.7	(2,576)	(0.6)
Net income (loss)	$(17,062)	(4.3)	$104	(0.0)

Earnings (loss) per common share:
Basic	$(0.98)		$0.01
Diluted	$(0.98)		$0.01
Shares used in computing common per share amounts:
Basic	17,371,315		18,601,465
Diluted	17,371,315		18,653,012

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Unaudited Condensed Consolidated Balance Sheets (dollars in thousands, except per share data)

	December 31, 2011	January 1, 2011
ASSETS
Current assets:
Cash and cash equivalents	$46,367	$58,755
Inventories	51,860	46,475
Receivables	7,878	7,923
Prepaid expenses and other current assets	17,854	18,425
Deferred tax assets	419	7,465
Total current assets	124,378	139,043

Property and equipment, net	77,445	88,029
Goodwill	32,306	32,407
Other intangible assets, net	655	1,444
Other assets, net	6,787	14,871
Total Assets	$241,571	$275,794

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$41,032	$36,325
Accrued expenses	12,128	15,488
Gift cards and customer deposits	28,323	28,880
Deferred revenue	5,285	6,679
Total current liabilities	86,768	87,372

Deferred franchise revenue	1,436	1,706
Deferred rent	23,867	28,642
Other liabilities	257	361

Stockholders' equity:
Common stock, par value $0.01 per share	174	196
Additional paid-in capital	65,400	76,582
Accumulated other comprehensive loss	(10,165)	(9,959)
Retained earnings	73,834	90,894
Total stockholders' equity	129,243	157,713
Total Liabilities and Stockholders' Equity	$241,571	$275,794

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Unaudited Selected Financial and Store Data (dollars in thousands)

		13 Weeks Ended December 31, 2011	13 Weeks Ended January 1, 2011	52 Weeks Ended December 31, 2011	52 Weeks Ended January 1, 2011

Other financial data:
	Retail gross margin ($) (1)	$50,735	$56,331	$154,468	$155,128
	Retail gross margin (%) (1)	43.3%	45.7%	39.9%	40.1%
	E-commerce sales	$5,800	$5,611	$13,216	$12,120
	Capital expenditures, net (2)	$2,254	$4,441	$12,150	$14,649
	Depreciation and amortization	$5,617	$6,638	$24,231	$26,976

Store data (3):
	Number of company-owned stores at end of period
	North America			288	290
	Europe			58	54
	Total stores			346	344

	Number of franchised stores at end of period			79	63

	Company-owned store square footage at end of period
	North America			830,437	841,600
	Europe (4)			84,022	77,870
	Total square footage			914,459	919,470

	Net retail sales per gross square foot - North America (5)
	Store Age > 5 years (220 stores in 2011, 194 stores in 2010)			$362	$370
	Store Age 3-5 years (56 stores in 2011, 71 stores in 2010)			$315	$321
	Store Age <3 years (4 stores in 2011, 21 stores in 2010)			$369	$317
	Stores open for the entire period			$354	$356

	Comparable store sales change - North America (%) (6)
	Store Age > 5 years (220 stores in 2011, 194 stores in 2010)			(2.1)%	(0.4)%
	Store Age 3-5 years (56 stores in 2011, 71 stores in 2010)			(5.1)%	(3.3)%
	Store Age <3 years (4 stores in 2011, 21 stores in 2010)			1.0%	(3.8)%
	Total comparable store sales change	(6.0)%	(2.9)%	(2.5)%	(1.2)%

	Comparable store sales change - Europe (%) (6)	(0.6)%	(7.0)%	(0.2)%	(5.5)%

	Comparable store sales change - Consolidated (%) (6)	(4.9)%	(3.7)%	(2.1)%	(2.0)%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom and Ireland and, prior to 2011, France.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Net retail sales per gross square foot represents net retail sales from stores open throughout the entire period divided by the total gross square footage of such stores. Calculated on an annual basis only.
(6)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) (dollars in thousands, except share and per share data)

	13 Weeks Ended December 31, 2011	13 Weeks Ended January 1, 2011	52 Weeks Ended December 31, 2011	52 Weeks Ended January 1, 2011
Net income (loss)	$(8,989)	$8,280	$(17,062)	$104

Deferred tax asset valuation allowance(1)	15,565		15,565
Store asset impairment (2)	285	455	285	455
Consulting project costs(3)	-	-	1,692	-
Deferred revenue adjustment(4)	(915)	(2,635)	(915)	(2,635)
France closing costs (5)	-	770	-	1,605

Adjusted net income (loss)	$5,946	$6,870	$(435)	$(471)

(1)	Represents non-cash charge to record a valuation allowance on all U.S. net deferred tax assets
(2)	These impairments were due to poor perfomance of individual stores
(3)	Represents consulting fees related to the Company's cost reduction initiatives undertaken in 2011
(4)	Represents adjustment to deferred revenue for changes in redemption patterns in the customer loyalty program
(5)	Represents expenses incurred due to the closure of our three stores in France in fiscal 2010 and includes asset impairment and disposal charges, severance, lease termination and other fees

	13 Weeks Ended December 31, 2011	13 Weeks Ended January 1, 2011	52 Weeks Ended December 31, 2011	52 Weeks Ended January 1, 2011
Net income (loss)	$(0.56)	$0.42	$(0.98)	$0.01

Deferred tax asset valuation allowance(1)	0.93	-	0.88	-
Store asset impairment (2)	0.02	0.02	0.02	0.02
Consulting project costs(3)	-	-	0.10	-
Deferred revenue adjustment(4)	(0.05)	(0.13)	(0.05)	(0.14)
France closing costs (5)	-	0.04	-	0.08

Adjusted net income (loss)	$0.34	$0.35	$(0.03)	$(0.03)

CONTACT:
Build-A-Bear Workshop
Investors:
Tina Klocke, 314-423-8000 x5210
or
Media:
Jill Saunders, 314-423-8000 x5293